UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2023

QUANTERIX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38319	20-8957988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Middlesex Turnpike Billerica, MA	01821
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 301-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	QTRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)            Effective as of August 21, 2023, Michael Doyle will cease serving as the Chief Financial Officer and Treasurer of Quanterix Corporation (the “Company”), as previously contemplated by the terms of his amended and restated employment agreement dated March 27, 2023 and effective with the appointment of Vandana Sriram (as described below). Mr. Doyle will remain employed by the Company as Executive Director, Finance to support finance department operations and the Company until his retirement on March 31, 2024, as disclosed in a Current Report on Form 8-K filed by the Company on March 27, 2023.

(c)            On August 9, 2023, the Company issued a press release announcing the appointment of Vandana Sriram as Chief Financial Officer of the Company, effective August 21, 2023. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Ms. Sriram, age 50, joins the Company from Azenta, Inc. where she served as Senior Vice President - Global Finance and Principal Accounting Officer since November 2022. From September 2021 to October 2022, she served as Azenta’s Vice President of Finance, Corporate Controller and Principal Accounting Officer. Prior to Azenta, she worked at General Electric for over 20 years, most recently as head of financial, planning and analysis of GE Aviation from 2020 to 2021 and previously as Chief Financial Officer for GE Additive from 2018 to 2020, Global Controller for GE Aviation from 2014 to 2018 and in other financial roles. Prior to GE, she spent 5 years at Arthur Andersen in public accounting.

(e)            In connection with her employment, Ms. Sriram and the Company have entered into an employment agreement (the “Employment Agreement”) dated August 3, 2023. Under the Employment Agreement, Ms. Sriram’s at-will employment with the Company will commence on August 21, 2023. Her annualized base salary will be $440,000. Ms. Sriram will be eligible to receive an annual performance bonus with a bonus target of 70% of her annual base salary. Ms. Sriram’s bonus for 2023 will be determined based on her actual base salary earned during the year. Ms. Sriram will also receive a sign-on equity award of $800,000, consisting of 70% stock options and 30% restricted stock units (the “Sign-On Equity Award”). The Sign-On Equity Award will vest over four years, with one-fourth vesting on the first anniversary of the grant date (the “First Equity Tranche”) and the remainder vesting ratably on a monthly basis over the next three years. Ms. Sriram will also be eligible to receive an annual equity grant as part of the Company’s the Company’s next long-term equity award cycle, which is expected to commence in 2024. The Company will target grant date fair value of the annual equity award of up to $1,500,000.

If Ms. Sriram’s employment is terminated by the Company without cause or she resigns for good reason, she will receive continued payment of her base salary for six months (the “Severance Period”), payment of an amount equal to her prorated annual target bonus for the year of termination, acceleration of the unvested portion of the First Equity Tranche, if any, and health benefits continuation during the Severance Period. If Ms. Sriram’s employment is terminated by the Company without cause or she resigns for good reason in connection with a change-in-control, all of her outstanding but unvested equity awards will become fully vested. Receipt of the foregoing termination benefits will be subject to Ms. Sriram’s execution of a separation agreement, including certain restrictive covenants and a general release of all claims, in a form acceptable to the Company.

The foregoing description of the principal terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated August 3, 2023 between Vandana Sriram and the Company.
99.1	Press Release dated August 9, 2023
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANTERIX CORPORATION

By:	/s/ Masoud Toloue
Masoud Toloue
Chief Executive Officer

Date: August 9, 2023